EX 17.01



                                  [Letterhead]
                                 Robert Waters





Golden Spirit Mining Ltd.
#806 - 1288 Alberni St.
Vancouver, B.C.
V6E 4N5


Attention: Board of Directors

Dear Sirs:

This letter is to confirm my resignation as Secretary, Treasurer, Director and Chief Financial Officer of the Company.

Yours truly,

/s/: Robert Waters
_______________
Robert Waters


Effective this 30th day of November, 2004